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                             CMC TO BUY CONTROL OF
                        POLISH STEEL MILL HUTA ZAWIERCIE

     Dallas -- July 22, 2003 -- Commercial Metals Company (CMC:NYSE), headquartered in the Dallas suburb of Irving, Texas, today announced that its subsidiary, Commercial Metals (International) AG, has entered into a definitive agreement to purchase a controlling interest in Huta Zawiercie S.A., of Zawiercie, Poland. CMC will pay approximately $51 million (200 million Polish Zloty) cash to acquire the 71.1% of the outstanding shares of Huta Zawiercie held by Impexmetal S.A., Warsaw, Poland. The Polish State Treasury controls most of the remaining shares.

     "This is an exciting strategic opportunity - modern facilities staffed with skilled, hard working employees in a key central European location," said Stanley A. Rabin, Chairman, President and Chief Executive Officer of CMC. "We feel that Huta Zawiercie, which has reported profits in each of the prior six years, is the pearl of the Polish steel industry and not a turnaround situation. I cannot say enough about how impressed we are with the dedication of the existing work force and the support of the citizens of Zawiercie. As both an operator of minimills manufacturing and selling similar products combined with our long term presence in marketing and distribution in Europe, we think we can assist in growing the business. CMC's strong financial position has enabled us to pursue this opportunity. Apart from our initial investment, we anticipate Huta Zawiercie will be self funding."

     Huta Zawiercie is the third largest steel producer in Poland with annual capacity estimated at one million metric tons. Facilities include two electric arc furnaces, ladle furnaces and casters. Principal products are rebar and wire rod produced on two separate rolling mills. Impexmetal acquired the shares through a privatization transaction in 1995 and has made continuous improvements to the operations while owning the controlling interest.

     The purchase, which is subject to the approval of various regulatory agencies and satisfaction of certain conditions, is anticipated to be completed within three months.

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     Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network of over 130 locations including 4 steel minimills, 29 steel fabrication plants, a castellated and cellular beam fabricating plant, 5 steel joist plants, 4 steel fence post manufacturing plants, 2 heat treating plants, a railcar rebuilding facility, 29 construction-related product warehouses, an industrial products supply company, a railroad salvage company, a copper tube mill, 44 metal recycling facilities and 16 marketing and distribution offices in the United States and in strategic overseas markets.

     Statements made in this press release that relate to future events, expectations, performance or financial results of CMC are forward-looking statements within the meanings of securities laws. CMC cautions that, by their nature, forward-looking statements involve risk and uncertainty. In particular there can be no assurance that the transaction discussed in this press release will be consummated or that the timing, terms or results of any transaction will be advantageous to CMC. The forward-looking statements contained in this press release speak only as of this date, and the Company does not assume any obligation to update.

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Contact:    Debbie Okle
            Director, Public Relations
            214.689.4354